Exhibit 99.5

Net Savings Link Leverages the Successful 'Deal of the Day' Model (5)

CLEARWATER BEACH, Fla., March 7, 2011 /PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board:CXLT.ob - News), a company in the business of delivering discount cost savings deals to consumers throughout the United States, is leveraging  the successful  "Deal of The Day"  business model from websites like Groupon, LivingSocial, Tippr, Buy With Me, Eversave and KGB Deals, by simultaneously offering thousands of discount deals on thousands of products and services, to virtually every US family without geographical limitation, on every given day, while at the same time earning commissions from every transaction.

One of the company's largest competitors typically generates, on average, from a single discount offering, approximately 1,175 sales for every $30.00 discount offer it makes available to its members.  This translates to approximately $35,250.00 in sales, per market, per discount offer, which is typically limited to one to two offers per day per market. With the Net Savings Link model, the revenue opportunity potential is generated from multiple simultaneous choices of offerings in virtually every US market, thus allowing the company enhanced opportunity to potentially capitalize on thousands of discount offerings throughout any given day.

For example, so called, "Deal of the Day" websites might typically offer one or two restaurant discount deals a day in each city in which they are established, at an average of approximately 50% off of the typical retail price. Net Savings Link offers consumers discounts of approximately 50% or more at a choice of over 18,000 restaurants every day throughout the United States which, by employing a significantly more diverse revenue model, allows the company to participate in not one revenue opportunity per day, but literally, thousands of revenue opportunities, 24 hours a day, seven days a week.

With the Net Savings Link model, members have an enormous selection of goods and services to choose from and can purchase a discount and print a gift certificate in minutes. A member can decide to have dinner at 6:00 PM, purchase and print the gift certificate by 6:02 PM for the restaurant of choice and arrive at the restaurant by 7:00 PM.
Using the Chicago area as an example, Net Savings Link currently offers discounts at over 600 restaurants where members can choose their dollar denomination from $25 to $100 or more and even allows its members to participate in these savings at the same location more than once, while earning a commission for every time a member participates in the benefits of saving money.

Additionally, the Net Savings Link website features an extensive department dedicated to reducing one of the typical consumer's highest recurring expenses, groceries. The Net Savings Link Grocery Savings System works in all 139,000 grocery stores nationwide, including Target & Wal-Mart, and is designed to save an average family 50% or more. The company also offers a Learning Center that includes eBooks & audios to educate members on how to maximize savings.

At NetSavingsLink.com, consumers can choose from additional savings departments as well, including telephone expenditures, insurance cost, credit cards, debt, loans, vacations, clothing, and over 100,000 items in over 1,600 stores nationwide. In addition to established categories of offers, Net Savings Link can add entire categories and new departments virtually overnight through its affiliate consolidator network from which Net Savings Link earns commissions.

The bottom line is that the Net Savings Link model offers thousands of discount deals, on thousands of products and services, to virtually every U.S. family, on every given day...while simultaneously receiving commissions on every transaction.

The company delivers extensive cost savings benefits to the average US family that are designed to save consumers over $6,000 on average per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more. Memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base. As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com